Exhibit 99.1

INmune Bio, Inc.

In pre-clinical models of trastuzumab resistant MUC4 HER2+ breast cancer, treatment with INB03™ decreases MUC4 expression, reverses resistance to trastuzumab based therapies, and promotes an immunologically active TME.

Data presented at noon today at the HER2 Targeted Therapy Summit in Boston.

Boca Raton, Florida, June 16, 2022 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, has been invited to present data on reversing resistance to HER2 targeted immunotherapy at the HER2 Targeted Therapy Summit in Boston.

Mucin 4 (MUC4), a glycoprotein on the cell surface of some epithelial cancers, is an easily measured biomarker in women with breast cancer (BC). MUC4 expression is upregulated by soluble tumor necrosis factor (sTNF) produced by the patient’s breast cancer cells. MUC4 expression predicts worse survival in women with HER2+ BC treated with trastuzumab (p≤0.04) and predicts resistance to trastuzumab and trastuzumab based antibody drug conjugates in pre-clinical models.

Dr. Roxana Schillaci of Instituto de Biología y Medicina Experimental in Buenos Aires and RJ Tesi, M.D. have been invited to give a special joint presentation at noon on June 16 entitled Resistance to Immunotherapy Caused by MUC4 Expression in HER2+ Tumors – Bench to Bedside. The presentation will present both the science driving MUC4-based resistance mechanisms and the translation of these pre-clinical studies to the clinic. A link to the presentation can be found HERE.

Dr. Schillaci, working in collaboration with INmune Bio, has shown in preclinical studies that INB03™, a novel DN-TNF biologic that neutralizes soluble TNF, reverses MUC4 expression in HER2+ BC pre-clinical models to reestablish sensitivity to trastuzumab (traz) and trastuzumab ADC (TDM-1). In addition, women with MUC4+/HER2+ BC have a cold tumor with fewer tumor infiltrating lymphocytes (TILs) than women who do not express MUC4 (p=0.018). In a nude mouse model of MUC4+HER2+ BC, the combination of INB03+traz increased the number of activated NK cells (p=0.01) and anti-tumor macrophages (p=0.01) in the tumor microenvironment (TME) and showed anti-tumor macrophage function is more important than NK cell function in controlling tumor growth.

“We have identified three reversable resistance mechanisms in women with HER2+/MUC+ breast cancer – resistance to trastuzumab, resistance to tyrosine kinase inhibitors (eg: lapatinib and tucatinib) and a “cold” immunosuppressive TME. All three resistance mechanisms are driven by soluble TNF produced by the tumor and are reversed by neutralization of soluble TNF in the TME by INB03,” said Dr. Schillaci.

“We estimate that resistance to immunotherapy occurs in about a third of women with high, low or ultra-low expression of HER2,” added RJ Tesi M.D., CEO of INmune Bio. “As of result of the rapidly changing trastuzumab-based immunotherapy landscape, half of all women with breast cancer are at risk for trastuzmab resistance. MUC4 is a biomarker of resistance that can be determined by staining of patient’s breast cancer biopsy enabling a clinical team to prospectively adjust treatment to potentially improve outcome.”

About INB03™

INB03™ is a DN-TNF inhibitor that neutralizes soluble TNF (sTNF) without affecting transmembrane TNF (tmTNF) or TNF receptors. Compared to currently available non-selective TNF inhibitors, INB03™ preserves the immune response to cancer by decreasing immunosuppressive cells in the TME including TAM and MDSC while promoting recruitment of anti-tumor immune cells including cytolytic CD8+ lymphocytes, NK cells and anti-tumor macrophages. INB03™ has completed an open label dose-escalation Phase I trial in patients with advanced cancer. In that trial, INB03™ was found to be safe and well tolerated - no dose limiting toxicity was found. INB03™ decreased blood biomarkers of inflammation in patients with advanced cancer. INMB is planning a Phase II trial that uses IN03 as part of combination therapy.  More information about INB03™ can be found by clicking here.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials: The Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat cancer (INB03™), Mild Alzheimer’s disease, Mild Cognitive Impairment and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune™ developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic and solid tumor malignancies, and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595, and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Investor Contact:

David Moss, CFO
(858) 964-3720
info@inmunenbio.com

Jason Nelson, Core IR
(516) 842-9614 x-823